EXHIBIT 99.1

FOR IMMEDIATE RELEASE

U.S. DRY CLEANING CORPORATION AGREES TO ACQUIRE HONOLULU DRY CLEANING COMPANY, ADDING AN EXPECTED $2,256,000 TO OVERALL REVENUE RUN RATE AND INCREASING HAWAIIAN REVENUE BY AN EXPECTED 40%.

PALM SPRINGS, Calif., October 25, 2007 – U.S. Dry Cleaning Corporation (OTCBB:UDRY) (“U.S. Dry Cleaning”), the first mover in consolidating the nation’s dry cleaning industry, announced today that it has signed an agreement and plan of merger with Robinson Corp. (doing business as Caesars Cleaners), a prominent dry cleaning business based in Honolulu comprising four stores and a central operating plant.

When concluded, the acquisition would add more than $2,256,000 to U.S. Dry Cleaning’s existing $10 million annualized run rate and increase the expected revenue for the company’s Hawaiian operations by 40%. Together with the pending acquisition of Central California’s leading dry cleaning business, with revenues of $6.5 million (announced on September 11, 2007), this transaction is expected to bring U.S. Dry Cleaning’s annualized revenue run rate to more than $18.7 million.  Under the agreement and plan of merger, U.S. Dry Cleaning would acquire Robinson Corp. for $2,153,000, which is to be paid in cash, convertible and assumed debt, and shares of common stock of U.S. Dry Cleaning.

Caesars Cleaners, the brand name of Robinson Corp., has been owned and operated by Thurston John (“Jack”) Robinson since 1972.   Mr. Robinson followed in the footsteps of his father and grandfather, who had worked in the laundry and dry cleaning industry since 1930.  He is retiring after 35 years of building his business.  Theresa Paulette, who has been general manager for 18 years, will stay on to manage and expand the operation.

Michael E. Drace, COO and President of U.S. Dry Cleaning, Inc. and head of operations in Hawaii, said, “U.S. Dry Cleaning is extremely pleased to acquire Caesars Cleaners, a premier profitable company with a reputation for excellence throughout the Honolulu area for 35 years.  The acquisition will expand our market share in Hawaii, and is expected to increase revenues to more than $7.6 million. The dry cleaning industry has been a stable market since its inception, and it is poised for growth in an era where personal service is valued at a premium.”

Mr. Drace added, “Mr. Robinson has built a highly successful business over 35 years, and U.S. Dry Cleaning offers the next step for growth through the opportunities provided by a public company. We are delighted that Theresa Paulette has agreed to stay on to help expand the business and integrate the company into our strategy to become the first national chain of premier dry cleaning businesses.”

Mr. Robinson said, “I’m proud to have grown my company to the $2 million business it is today.  I am confident I am leaving it in good hands and that my employees will be well cared for.  I will remain invested in the company and I look forward to its future success.”

It is expected that the transaction will be completed before the end of 2007, following customary closing conditions.

About U.S. Dry Cleaning Corporation

U.S. Dry Cleaning Corporation’s mission is to create the premier national chain in the dry cleaning industry.  Over the last year and half, U.S. Dry Cleaning has completed acquisitions with combined annual revenues of over $9 million.  U.S. Dry Cleaning combines a management team with extensive experience in retail consolidations and premier dry cleaning operations, with a proven operating model.

U.S. Dry Cleaning intends to rapidly acquire profitable, positive cash flow operations at accretive valuations.  Each acquisition target is expected to be self-sufficient and field management is expected to remain in place to ease the assimilation.  U.S. Dry Cleaning is focused on acquiring profitable businesses that hold a leading share in their individual markets.

U.S. Dry Cleaning management believes that the current absence of extensive competition to acquire the larger dominant operators will change as the industry consolidates. Management believes that the greatest value achieved in any consolidation occurs during the earliest phases and intends to grow as rapidly as possible to deliver shareholder value.

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This release is provided for informational purposes only and should not be construed as a solicitation to invest. U.S. Dry Cleaning Corporation’s future operation results are dependent upon many factors, including but not limited to: (i) the company’s ability to obtain sufficient capital or a strategic business arrangement to fund its expansion plans; (ii) the company’s ability to build the management and human resources and infrastructure necessary to support the growth of its business; (iii) competitive factors and developments beyond the company’s control; and (iv) other risk factors discussed in the company’s periodic filings with the Securities and Exchange Commission, which are available for review at http://www/sec/gov/ under “Search for Company Filings.”

In accordance with a December 5, 2006 agreement, Consulting For Strategic Growth 1, Ltd. ("CFSG1") provides U.S. Dry Cleaning Corporation with consulting, business advisory, investor relations, public relations and corporate development services. CFSG1 receives only restricted stock as compensation from U.S. Dry Cleaning. CFSG1 may also choose to purchase U.S. Dry Cleaning’s common stock and thereafter liquidate those securities at any time it deems appropriate to do so.   For more information please visit www.cfsg1.com.

Company Contact
Rick Johnston,
Director of Shareholder Communications
Tel: 760-668-1274
 Email: Rick@usdrycleaning.com
 www.usdrycleaning.com

Investor Relations:
Stanley Wunderlich, CEO
Consulting For Strategic Growth 1
Tel: 800-625-2236
 Fax: 212-337-8089
 Email: info@cfsg1.com
 Web site: www.cfsg1.com

Media Relations:
Daniel Stepanek
Consulting For Strategic Growth 1
Tel: 212-896-1202
 Fax: 212-697-0910
 Email: dstepanek@cfsg1.com

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